Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231871-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes or a solicitation of an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2020

Preliminary Prospectus Supplement

(To Prospectus dated February 14, 2020)

$

E.I. du Pont de Nemours and Company

d/b/a

Corteva Agriscience

$                 % Senior Notes due 20

$                 % Senior Notes due 20

E.I. du Pont de Nemours and Company d/b/a Corteva Agriscience (the “issuer”, “EID”, “Corteva Agriscience”, the “Company”, “we”, “us” or “our”) is offering $                million aggregate principal amount of our Senior Notes due 20     (the “20     notes”) and $                million aggregate principal amount of our Senior Notes due 20     (the “20     notes” and, together with the 20     notes, the “notes”). The 20     notes will bear interest at a rate of                % per annum, payable semi-annually in arrears on                and                of each year, commencing on                , 2020, and the 20     notes will bear interest at a rate of                % per annum, payable semi-annually in arrears on                and                of each year, commencing on                , 2020. The 20     notes will mature on                , 20    , and the 20     notes will mature on                , 20    .

We may, at our option, redeem either series of notes in whole at any time or in part from time to time at the applicable redemption prices described under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs in respect of a series of notes, we will be required to offer to repurchase such series of notes from holders at a repurchase price equal to 101% of the principal amount thereof, plus accrued interest, to, but not including, the repurchase date. See “Description of Notes—Change of Control.”

We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $                million after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes, which may include discretionary contributions to our United States principal pension plan and repayment of other indebtedness.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of notes will be a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 4 of the accompanying prospectus, the risk factors included in our periodic reports that we file with the U.S. Securities and Exchange Commission (the “SEC”) and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain risks that you should consider in connection with making an investment in the notes.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per 20 note		%		%		%
Total	$		$		$
Per 20 note		%		%		%
Total	$		$		$
Combined total for the notes	$		$		$

(1)	Plus accrued interest, if any, from , 2020, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be delivered to investors on or about                , 2020 in book-entry form only through the facilities of The Depository Trust Company for the benefit of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers

Credit Suisse	J.P. Morgan	Goldman Sachs & Co. LLC

The date of this prospectus supplement is                , 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, which is part of the Registration Statement on Form S-3 of Corteva, Inc. and EID (File No. 333-231871) initially filed with the SEC on May 31, 2019, as amended by Post-Effective Amendment No. 1, filed with the SEC on February 14, 2020, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. To the extent information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus. We do not, and the underwriters do not, take any responsibility for, and we cannot assure you as to the reliability of, any other information that others may give you.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. See “Underwriting.”

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers hereof and thereof, the information contained in any related free writing prospectus will be accurate only as of the date of that document and the information contained in any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless otherwise expressly stated or the context otherwise requires, the words “EID,” “Corteva Agriscience,” the “Company,” “we,” “us” and “our” as used in this prospectus supplement refer to E.I. du Pont de Nemours and Company and its subsidiaries. However, on the front cover of this prospectus supplement and in the sections in this prospectus supplement entitled “Description of Notes” and “Prospectus Supplement Summary–The Offering,” references to “EID,” “Corteva Agriscience,” the “Company,” “we,” “us” and “our” are to E.I. du Pont de Nemours and Company and not to any of its subsidiaries. E.I. du Pont de Nemours and Company d/b/a Corteva Agriscience is a direct subsidiary of Corteva, Inc. Corteva, Inc. is a holding company and substantially all of its operations are currently conducted through E.I. du Pont de Nemours and Company and its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva Agriscience’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva, Inc. from DowDuPont Inc., are forward-looking statements.

Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva Agriscience’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva Agriscience’s business, results of operations and financial condition. Some of the important factors that could cause Corteva Agriscience’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva Agriscience’s pipeline; (ii) effect of competition and consolidation in Corteva Agriscience’s industry; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva Agriscience’s products; (iv) failure to enforce Corteva Agriscience’s intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva Agriscience’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva Agriscience’s biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of industrial espionage and other disruptions to Corteva Agriscience’s supply chain, information technology or network systems; (xi) competitor’s establishment of an intermediary platform for distribution of Corteva Agriscience’s products; (xii) effect of volatility in Corteva Agriscience’s input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva Agriscience; (xiv) failure of Corteva Agriscience’s customers to pay their debts to Corteva Agriscience, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont Inc. in connection with the spin-off of Corteva, Inc., including failure to benefit from significant cost synergies; (xvi) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva, Inc.; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva Agriscience’s global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; (xxiii) risks related to non-cash charges from impairment of goodwill or intangible assets; (xxiv) risks related to the coronavirus (“COVID-19”); (xxv) risks related to oil and commodity markets; and (xxvi) other risks related to the separation of Corteva, Inc. from DowDuPont Inc.

S-iii

Additionally, there may be other risks and uncertainties that Corteva Agriscience is unable to currently identify or that Corteva Agriscience does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva Agriscience’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva Agriscience disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in this prospectus supplement and the accompanying prospectus and in our periodic reports that we file with the SEC. See “Risk Factors.”

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision with respect to the notes. You should read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein and the other documents to which we refer for a more complete understanding of our business and this offering.

About Corteva Agriscience

Corteva, Inc. combines the strengths of the Pioneer and Crop Protection businesses of E.I. du Pont de Nemours and Company d/b/a Corteva Agriscience and the Dow AgroSciences business to create a leading global provider of seed and crop protection solutions focused on the agriculture industry. Corteva Agriscience is focused on advancing its science-based innovation, which aims to deliver a wide range of improved products and services to its customers. Through the merger of the EID and Dow AgroSciences innovation pipelines, Corteva Agriscience has one of the broadest and most productive new product pipelines in the agriculture industry. Corteva Agriscience intends to leverage its rich heritage of scientific achievement to advance its robust innovation pipeline and continue to shape the future of responsible agriculture. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Corteva Agriscience’s investment in technology-based and solution-based product offerings allows it to meet farmers’ evolving needs while ensuring that its investments generate sufficient returns. Meanwhile, through Corteva Agriscience’s unique routes to market, it continues to work face-to-face with farmers around the world to deeply understand their needs. Corteva Agriscience’s broad portfolio of agriculture solutions fuels farmer productivity in approximately 140 countries. Total worldwide employment at December 31, 2019 was about 21,000 people.

E.I. du Pont de Nemours and Company is a direct subsidiary of Corteva, Inc., which, on June 1, 2019, became an independent, publicly traded company through the previously announced separation of the agriculture business of DowDuPont Inc. Corteva, Inc. currently conducts substantially all of its operations through E.I. du Pont de Nemours and Company and its subsidiaries. EID is deemed to be the predecessor to Corteva, Inc. and continues to be a reporting company, with the historical results of EID deemed the historical results of Corteva, Inc. for periods prior to and including May 31, 2019.

The principal executive office of EID is located at 974 Centre Road, Wilmington, Delaware 19805. Our telephone number is (302) 485-3000, and our Internet website address is www.corteva.com. Information on or accessible through our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement, the accompanying prospectus or any related free writing prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following summary is not intended to be complete. You should carefully review the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities and Guarantees” in the accompanying prospectus, each of which contains a more detailed description of the terms and conditions of the notes, including definitions of the capitalized terms used in this summary . Unless the context requires otherwise, references to the “Company,” “we,” “us” or “our” in this subsection refer to E.I. du Pont de Nemours and Company d/b/a Corteva Agriscience and not to any of its subsidiaries.

Issuer	E.I. du Pont de Nemours and Company.

Securities Offered; Further Issuances	$ aggregate principal amount of % Senior Notes due 20 . $ aggregate principal amount of % Senior Notes due 20 .

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may, from time to time without the consent of the holders of the notes, issue additional notes of a series having the same ranking and interest rate, maturity and other terms as the notes of such series offered hereby. Any such additional notes, together with the notes of such series offered hereby, will constitute a single series of notes under the indenture governing the notes.

Maturity Date	The 20 notes will mature on , 20 . The 20 notes will mature on , 20 .

Interest Rate	The 20 notes will bear interest at a rate equal to % per annum. The 20 notes will bear interest at a rate equal to % per annum.

Interest Payment Dates

Interest on the 20     notes will accrue from             , 2020 and be paid semi-annually in arrears on             and             of each year, commencing on             , 2020.

Interest on the 20     notes will accrue from             , 2020 and be paid semi-annually in arrears on             and             of each year, commencing on             , 2020.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $ million after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes, which may include discretionary contributions to our United States principal pension plan and repayment of other indebtedness. See “Use of Proceeds.”

Ranking	The notes will:

•  be our senior unsecured obligations;

•  rank equally in right of payment with all of our other existing and future senior unsecured indebtedness;

•  rank senior in right of payment with any future subordinated indebtedness; and

•  be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.

The notes will also not be guaranteed by our parent company, Corteva, Inc.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes”) occurs in respect of a series of notes, except to the extent we have exercised our right to redeem the notes of such series, we will be required to offer to repurchase the notes of such series in cash at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase. See “Description of Notes—Change of Control.”

Optional Redemption

We may redeem each series of notes prior to their maturity at our option either in whole at any time or in part from time to time.

We may redeem each series of notes prior to their Applicable Par Call Date (as defined in “Description of Notes”) at the “make-whole” redemption price described under the heading “Description of Notes—Optional Redemption.” We may redeem each series of notes on or after its Applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption.”

Restrictive Covenants	The indenture that will govern the notes will contain certain covenants that, among other things, limit the ability of us or our subsidiaries to (i) create or incur certain liens, (ii) enter into certain sale-leaseback transactions and (iii) enter into certain mergers, consolidations and sales of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of Notes—Certain Covenants.”

Absence of Established Market for the Notes	Each series of notes will be a new issue of securities with no established trading market. Although certain of the underwriters have informed us that they intend to make a market in the notes, such underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Form, Delivery and Clearance	Each series of notes will be registered in book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as the Depositary, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in the Depositary.

Trustee	U.S. Bank National Association.

Governing Law	The notes and the indenture governing the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	Investing in the notes involves risks. See the “Risk Factors” beginning on page S-5 of this prospectus supplement, the “Risk Factors” on page 4 of the accompanying prospectus and the risk factors included in our periodic reports that we file with the SEC for a discussion of the risk factors you should carefully consider before investing in the notes.

RISK FACTORS

Investing in the notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the other information in that and the other reports that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risk factors that may affect the business.

Risks Related to the Notes

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our debt obligations, including the notes, will depend on our ability to generate sufficient cash flow to service our debt, which in turn depends on our future financial performance. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as significant weather events, fluctuations in commodity markets, economic and financial conditions in our industry and the global economy, the impact of tariffs and other legislative or regulatory actions on how we conduct our business or competition and initiatives of our competitors, are beyond our control. For example, disruptions in economic activity resulting from the outbreak of COVID-19, which first emerged in China and has expanded globally, may have a material adverse impact on our industry, our supply chain and our workforce. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

As of March 31, 2020, after giving effect to this offering (including the application of the proceeds therefrom), we would have had approximately $                 aggregate principal amount of outstanding indebtedness, $30.0 million of which would have been secured indebtedness.

The notes will not be guaranteed by, and will be structurally subordinated to the indebtedness and other liabilities of, our subsidiaries. The notes will also not be guaranteed by our parent company, Corteva, Inc.

The notes will be obligations of E.I. du Pont de Nemours and Company exclusively and not of any of our subsidiaries, and none of our subsidiaries will guarantee the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries. Our rights and the rights of our creditors to participate in the assets of any of our subsidiaries in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors.

We derive substantially all of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.

In addition, the notes will not be guaranteed by our parent company, Corteva, Inc.

The notes will be unsecured and, therefore, will be effectively subordinated to any secured indebtedness we may incur.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. We have a committed receivables repurchase facility, which is considered a secured debt facility whereby our obligations are secured by a pledge of related note receivables. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due, but they may not reflect the potential impact of all risks related to an investment in the notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We have no obligation to maintain the ratings and neither we nor any underwriter undertakes any obligation to advise holders of notes of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.

We cannot assure you that our credit ratings will not be downgraded in the future. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the public debt markets and the cost of any new debt could be much higher than our outstanding debt.

The indenture will not limit the amount of unsecured indebtedness that we or our subsidiaries may incur.

The indenture governing the notes will not limit our ability or that of our subsidiaries to incur additional unsecured indebtedness or contain provisions that would afford holders of the notes protection in the event of a decline in our credit quality or a take-over (other than in the case of a Change of Control Triggering Event), recapitalization or highly leveraged or similar transaction. Accordingly, we and our subsidiaries could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect your position in our consolidated capital structure or our credit ratings. Any increased leverage could harm our business by limiting our available cash and our access to additional capital.

A Change of Control Triggering Event that would require us to repurchase the notes is subject to a number of significant limitations, and certain change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although the issuer will be required under the indenture governing the notes to make an offer to repurchase the notes of a series upon the occurrence of a Change of Control Triggering Event with respect to such series, the circumstances that could constitute a Change of Control Triggering Event are limited in scope and do not include all change of control events that might affect the market value of the notes. In particular, the issuer is required to repurchase the notes of a series as a result of a change of control only if the notes of such series are rated below investment grade by each of the ratings agencies during a specified period following such change in control or the announcement thereof, and such ratings agencies confirm that such downgrade was the result, in whole or in part, of the change of control. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the notes but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. As a result, the issuer’s obligation to repurchase the notes upon the occurrence of a Change of Control Triggering Event is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Change of Control.”

We may be unable to purchase the notes upon a Change of Control Triggering Event.

The terms of the notes will require us to make an offer to repurchase the notes of a series in cash upon the occurrence of a Change of Control Triggering Event with respect to such series at a purchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase. The occurrence of a change of control would constitute an event of default under our revolving credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the change of control offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the change of control offer, and we are unable to raise additional capital, an event of default would occur under the indenture governing the notes. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of Notes—Change of Control.”

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of notes will be a new issue of securities with no established trading market. Although certain of the underwriters have informed us that they intend to make a market in the notes, such underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. If an active trading market fails to develop or is not maintained, you may not be able to resell your notes at their fair market value or at all. We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

No assurance can be given as to the market price for the notes.

If holders of the notes are able to resell their notes, the price they receive will depend on many factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until the notes mature.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

As a result of these and other factors, holders of the notes may be able to sell their notes only at a price below that which they believe to be appropriate, including a price below the price paid for them.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes, which are expected to be approximately $                million after deducting the underwriting discounts and the payment of expenses related to the offering, for general corporate purposes, which may include discretionary contributions to our United States principal pension plan and repayment of other indebtedness.

DESCRIPTION OF NOTES

The following description of the particular terms of the                % Senior Notes due 20     (the “20     notes”) and the                % Senior Notes due 20     (the “20     notes and, together with the 20     notes, the “notes”) offered hereby (referred to in the accompanying prospectus as “EID Debt Securities”) supplements and replaces, to the extent inconsistent therewith, the description of the general terms and provisions of the EID Debt Securities set forth under the caption “Description of Debt Securities and Guarantees” in the accompanying prospectus. Although for convenience the 20     notes and the 20     notes are referred to as the “notes,” each will be issued as a separate series. The following summary of the notes is qualified in its entirety by reference to the provisions of the Indenture, to be dated as of the Issue Date (the “Base Indenture”), between E.I. du Pont de Nemours and Company (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of the Issue Date (together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this “Description of Notes”, references to “we”, “our” and “us” refers only to the Company and not any of its subsidiaries.

General

The Company will issue $                aggregate principal amount of                % Senior Notes due 20     and $                aggregate principal amount of                % Senior Notes due 20    , in each case under the Indenture. The 20     notes will mature on                , 20    , and the 20     notes will mature on                 , 20    , in each case unless we redeem or repurchase such notes prior to that date, as described below under “—Optional Redemption” or “—Change of Control.” The notes will constitute senior indebtedness of the Company and will rank pari passu among themselves and with all other unsecured and unsubordinated indebtedness of the Company. The notes will be issued in fully registered form only, without coupons, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. Principal of, and interest on, the notes will be payable, and the transfer of notes will be registrable, through The Depository Trust Company, New York, New York (“DTC”), as described below. The notes will not benefit from any sinking fund.

The Company may, from time to time without the consent of the holders of the applicable series of notes, issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the notes of such series offered hereby, except for the issue date and, under certain circumstances, the public offering price and the first interest payment date. Any additional notes of the applicable series having such similar terms, together with the notes of such series offered hereby, will constitute a single series of EID Debt Securities under the Indenture. In the event that additional notes of the applicable series are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP or other applicable identifying number so that they are distinguishable from such series of notes offered hereby. No additional notes of the applicable series may be issued if an Event of Default has occurred and is continuing with respect to the notes of such series.

As used in this “Description of Notes”, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Interest

The 20     notes will bear interest from                , 2020 at the rate of                % per annum, and the 20     notes will bear interest from                , 2020 at the rate of                % per annum. Interest on the 20     notes will be payable semiannually on                and                of each year, commencing on                 , 2020 to the person in whose name the note is registered at the close of business on the immediately preceding                  and                , respectively (whether or not a Business Day). Interest on the 20     notes will be payable semiannually on                 and                 of each year, commencing on                , 2020 to the person in whose name the note is registered at the close of business on the immediately preceding                 and                 , respectively (whether or not a Business Day).

Interest payable at the maturity of a series of notes will be payable to registered holders of the applicable series of notes to whom principal is payable. Interest on each series of notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or redemption date falls on a day that is not a Business Day, the payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date or redemption date until the following Business Day. If the maturity date of a series of notes falls on a day that is not a Business Day, the payment of interest and principal on such notes may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date until the following Business Day.

Interest payments for each series of notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the applicable date of maturity, as the case may be.

Optional Redemption

Prior to the Applicable Par Call Date (as defined below), each series of notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) as determined by us, the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the Applicable Par Call Date (exclusive of any accrued interest), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points, in the case of the 20     notes, and          basis points, in the case of the 20     notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the Applicable Par Call Date, each series of notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Any redemption and notice of such redemption may, at the Company’s option, be subject to the satisfaction of one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company) by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Applicable Par Call Date” means (i) with respect to the 20     notes,                , 20     (the date that is                prior to the maturity date of the 20     notes) and (ii) with respect to the 20     notes,                 , 20     (the date that is                  prior to the maturity date of the 20     notes).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming such notes mature on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming such notes mature on the Applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date for any notes, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC or their respective affiliates, and one other primary U.S. Government securities dealer in New York City appointed by the Company (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the calculation date (as defined below).

“Treasury Rate” means, with respect to any redemption date for any notes, (1) the yield, which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity, for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the Applicable Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date (the “calculation date”).

Change of Control

If a Change of Control Triggering Event occurs with respect to a series of notes, unless we have exercised our right to redeem such series of notes as described above under “—Optional Redemption”, holders of such series of notes will have the right to require us to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to a Change of Control but after the public announcement of the pending Change of Control, we will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to holders of such series of notes and the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 10 days and (unless delivered in advance of the occurrence of such Change of Control Triggering Event) no later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

(i) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The Paying Agent will promptly pay to each holder of notes properly tendered the purchase price for such notes, and the Trustee will promptly authenticate and mail, or otherwise deliver in accordance with the applicable procedures of DTC, to each such holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase a series of notes upon a Change of Control Triggering Event with respect thereto if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption for all outstanding notes of such series has been given previous to, or concurrently with, the Change of Control pursuant to the Indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of outstanding notes of a series validly tender and do not withdraw such notes in connection with a Change of Control Triggering Event with respect to such series and the Company, or any third party making a repurchase offer in lieu of the Company as described in the immediately preceding paragraph, purchases all of the notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided, that such notice is given not more than 30 days following such repurchase date pursuant to the repurchase offer described above, to redeem all notes of such series that remain outstanding following such repurchase date on a date and at a price in cash equal to the repurchase price described above.

For purposes of the foregoing discussion of a repurchase of notes at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes is rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency or Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s voting stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding voting interests in our capital stock.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means, with respect to Fitch, a rating equal to or higher than BBB- (or its equivalent under any successor rating categories of Fitch), with respect to Moody’s, a rating equal to or higher than Baa3 (or its equivalent under any successor rating categories of Moody’s) and, with respect to S&P, BBB- (or its equivalent under any successor rating categories of S&P), or, if the notes are not then rated by Fitch, Moody’s or S&P, an equivalent investment grade credit rating by any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Paying Agent” means the Trustee or any other Person authorized by the Company to pay the principal of or interest on the notes on behalf of the Company.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings and its successors.

Certain Covenants

Liens

We will not, nor will we permit any Restricted Subsidiary to, issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the notes shall be secured equally and ratably with such debt for so long as such debt shall be so secured. This restriction, however, shall not apply to:

(i) mortgages on property, shares of stock, or indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

(iii) mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

(iv) mortgages on property of a Person existing at the time that Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

(v) mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

(vi) mortgages existing on the Issue Date; or

(vii) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the notes, issue, assume, or guarantee debt secured by mortgages which would otherwise be subject to the above restrictions; provided that the aggregate amount of that debt that would then be outstanding after giving pro forma effect to any such incurrence (including pro forma application of the proceeds of such debt incurred), together with the aggregate amount of the then outstanding Attributable Debt incurred under clause (a) of the covenant described under “—Sale and Leaseback Transactions”, does not exceed 10% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries.

Sale and Leaseback Transactions

We will not, nor will we permit any Restricted Subsidiary to, sell any Principal Property with the intention of taking back a lease of that property for a period of more than three years other than leases between us and any of our subsidiaries or leases between our subsidiaries (a “Sale-Leaseback Transaction”), unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by a mortgage upon the Principal Property involved at least equal in amount to the Attributable Debt for that transaction without equally and ratably securing the notes pursuant to the covenant described above under “—Liens” or (b) an amount in cash equal to the Attributable Debt for that transaction is applied to the retirement of our non-subordinated debt or debt of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation.

It is understood that the transactions entered into pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, are not debt secured by a mortgage within the meaning of the covenant described above under “—Liens” or Sale-Leaseback Transactions prohibited by this covenant.

Merger, Consolidation or Sale of Assets

The Company will not consolidate or merge with any other Person or permit a merger of any other Person into the Company or permit the Company to be merged into any other entity, or sell, convey, transfer or lease all or substantially all of our assets to another Person unless (i) either the Company will be the continuing entity or the successor, transferee or lessee entity, if other than the Company, shall assume our obligations under the Indenture and under the notes and (ii) immediately after such consolidation, merger or disposal, the Company or the surviving Person would not be in default in the performance of any covenant or condition in the Indenture.

Reports and Other Information

We will file with the Trustee and the SEC, and transmit to holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that, unless available on EDGAR, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is filed with the SEC.

Modification of the Indenture

The terms of any series of notes or the terms of the Indenture with respect to such series of notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, without the consent of any holder of outstanding notes of such series for any of the following purposes:

(i) to add to the covenants and agreements of the Company and to add Events of Default, in each case for the protection or benefit of the holders of such series of notes, or to surrender any right or power conferred upon the Company;

(ii) to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal or premium, if any, on such series of notes; provided that any such action does not adversely affect the interests of holders of such series of notes in any material respect;

(iii) to evidence the succession of another entity to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes of such series and in the Indenture in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(iv) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to such series of notes and to add to or change any of the provisions of the Indenture as shall be necessary for or facilitate the administration of the trusts under the Indenture by more than one trustee;

(v) to secure such series of notes;

(vi) to cure any ambiguity or inconsistency or to correct or supplement any provision in the Indenture or to conform the terms that are applicable to such series of notes to the description of the terms of such notes in this “Description of Notes”;

(vii) to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with the Trust Indenture Act;

(viii) to add guarantors or co-obligors with respect to such series of notes or to release guarantors from their guarantees of such series of notes, in accordance with the terms of such series of notes;

(ix) to make any change in such series of notes that does not adversely affect in any material respect the rights of the holders of such series of notes;

(x) to provide for uncertificated securities in addition to certificated securities; or

(xi) to supplement any of the provisions of the Indenture to the extent as shall be necessary to permit or facilitate the defeasance or discharge of such series of notes; provided that any such action shall not adversely affect the interests of the holders of such series of notes in any material respect.

The terms of any series notes or the terms of the Indenture with respect to any series of notes may be amended, supplemented or otherwise modified by the Company and the Trustee, at any time and from time to time, with the consent of holders of a majority in aggregate principal amount of the outstanding notes affected by such amendment, supplement or modification voting as a single class for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of such series of notes; provided that no such amendment, supplement or modification shall, without the consent of the holder of each outstanding note of such series affected thereby:

(i) extend the stated maturity of the principal of, or any installment of interest on, the notes of such series, or reduce the principal amount or redemption price thereof or the interest thereon or any premium payable thereon, or extend the stated maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on the notes of such series is denominated or payable, change the ranking of such notes or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(ii) reduce the percentage in principal amount of outstanding notes of such series, the consent of whose holders is required for any amendment, supplement, modification or waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture;

(iii) modify any of the provisions of the Indenture or such notes relating to amendment, modification or waiver of compliance with certain provisions of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be amended, modified or waived without the consent of the holder of each outstanding note of such series affected thereby; or

(iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Events of Default

The following events shall be “Events of Default” with respect to each series of notes:

(i) default by the Company for 30 days in the payment of any installment of interest on any note of such series;

(ii) default by the Company in the payment of principal and premium, if any, on any note of such series;

(iii) default by the Company for 90 days after appropriate notice, given in accordance with the Indenture to the Company by the Trustee or to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the notes of such series, in performance of any other covenant or condition (other than a covenant or condition which has been expressly included in the Indenture solely for the benefit of a different series of Notes) in the Indenture; and

(iv) certain events involving bankruptcy, insolvency or reorganization.

The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (iv) above) shall occur and be continuing with respect to a series of notes, either the Trustee or the holders of 25% in aggregate principal amount of the notes of such series then outstanding may declare the principal of and all accrued and unpaid interest on the notes of such series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by holders). If an Event of Default specified in clause (iv) above occurs and is continuing, then in every such case, the principal amount of and accrued and unpaid interest on the notes of such series shall automatically, and without any acceleration or any other action on the part of the Trustee or any holder, become due and payable immediately.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have all of its obligations discharged with respect to a series of notes (“Legal Defeasance”) except for:

(i) the rights of holders of notes with respect to such series to receive payment of the principal of and premium, if any, and interest on such series of notes when such payments are due solely out of the trust created pursuant to the Indenture;

(ii) certain of the Company’s obligations with respect to such series of notes, including issuing temporary notes of such series, registration of notes of such series, mutilated, destroyed, lost or stolen notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) if such series of notes is to be called for redemption prior to its stated maturity, the provisions of the Indenture related to redemption;

(iv) the satisfaction and discharge and defeasance provisions of the Indenture; and

(v) the rights, powers, trusts, duties and immunities of the Trustee.

In addition, the Company may, at its option and at any time upon the satisfaction of certain conditions described below, elect to have its obligations released with respect to certain restrictive covenants in the Indenture with respect to a series of notes, including with respect to the covenant described in “—Change of Control” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default with respect to the notes of such series. In the event Covenant Defeasance occurs with respect to a series of notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to such series of notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of notes:

(i) the Company must have irrevocably deposited with the Trustee as trust funds in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient to pay the principal amount of and premium, if any, and interest due on such series of notes on each date an installment of interest or principal and premium are due and, if such series of notes is to be called for redemption as described in clause (iv) below, to pay and discharge the redemption price (together with any applicable accrued interest) on such notes called for redemption on the applicable redemption date;

(ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that holders of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised and, in the case of Legal Defeasance, such opinion of counsel shall be based upon and accompanied by a ruling to the effect received by the Company from, or published by, the Internal Revenue Service;

(iii) no default (other than that resulting from borrowing funds and the granting of liens to be applied to such deposit in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to such series of notes;

(iv) if the cash or government securities or combination thereof, as the case may be, deposited under clause (i) are sufficient to pay the principal and premium, if any, and interest on the notes of such series or any portion thereof to be redeemed on a particular redemption date, the Company shall have given to the Trustee irrevocable instructions to redeem such notes on such date and shall have made arrangements satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the name, and at the expense, of the Company; and

(v) the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to such action under the Indenture have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect with respect to a series of notes when:

(i) either (a) all notes of such series theretofore authenticated and delivered, other than notes of such series that have been destroyed, lost or stolen and that have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust (or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust pursuant to the terms of the Indenture), have been delivered to the Trustee for cancellation; or (b) all notes of such series not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (A), (B) or (C), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as applicable;

(ii) the Company has paid or caused to be paid all other sums payable under the Indenture by it with respect to the notes of such series; and

(iii) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the satisfaction and discharge of the Indenture with respect to such series of notes have been complied with.

No Personal Liability of Directors, Officers and Stockholders

No director, officer, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liability under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Trustee

U.S. Bank National Association will serve as Trustee under the Indenture and the notes. The Trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Applicable Law

The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Definition of Certain Terms

“Attributable Debt” means the present value, discounted as provided in the Indenture, of the obligation of a lessee for rental payments (excluding from such rental payments, however, amounts payable with respect to income and property taxes, insurance, maintenance and other similar charges and contingent rents, such as those based on sales) during the remaining term of any lease (including any period for which such lease has been extended).

“Consolidated Net Tangible Assets” means the total amount of assets, less applicable reserves and other properly deductible items, after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with U.S. generally accepted accounting principles.

“Issue Date” means the date on which the notes are originally issued.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof or other entity.

“Principal Property” means any manufacturing plant or facility or distribution facility or research facility owned by the Company or any Restricted Subsidiary that is located within the continental United States, except any such plant or facility which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any wholly-owned subsidiary:

•	substantially all the property of which is located within the United States of America;

•	which owns a Principal Property; and

•	in which our investment exceeds 1% of our total consolidated assets, as set forth on our most recent annual audited balance sheet.

The term “Restricted Subsidiary” does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing or which is principally engaged in financing our operations outside the continental United States.

Book-Entry, Delivery and Form

Each series of notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of DTC or Cede & Co., DTC’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC and investors will hold such beneficial interests only through DTC, or through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as DTC participants. Beneficial interests in the Global Notes will be held in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised the Company as follows: DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. DTC holds securities deposited with it by its participants and records the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If either (i) (A) DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act and (B) a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, or (ii) the Company, at its option, elects to terminate the record book-entry system through DTC with respect to all or a portion of the notes, then, in each case, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In addition, if an Event of Default has occurred or is continuing with respect to a series of notes, the owners of beneficial interests in any of the notes of such series will be entitled to receive individual certificates in registered form.

Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes.

This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This section addresses only U.S. federal income taxation and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, thrifts, real estate investment trusts, regulated investments companies, traders in securities that elect mark-to-market treatment, insurance companies, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote, a controlled foreign corporation that is related to us through stock ownership, persons that purchase or sell the notes as part of a wash sale for tax purposes or persons who hold the notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

If a partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally would depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your own tax advisors regarding the tax consequences of acquiring, owning and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of owning or disposing of the notes. In addition, this summary does not address any tax consequences arising out of the laws of any state, local or foreign jurisdiction.

Please consult your own tax advisors concerning the consequences of the acquisition, ownership and disposition of the notes, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Tax Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•

a corporation (or other legal entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Tax Consequences to Non-U.S. Holders” below.

Payments of Interest

Stated interest on the notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Disposition of the Notes

Upon the sale, exchange or other disposition of a note, you would recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally would be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note would generally be the amount you paid for the note.

The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if it has held the note for more than one year, or short-term capital gain or loss if it has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers currently are taxed at preferential rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses against ordinary income is subject to limitations.

Tax Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note that is not a U.S. Holder.

Payments of Interest

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act”, interest paid to a non-U.S. holder on a note will not be subject to federal income or withholding tax provided that:

•

You provide a validly completed IRS Form W-8BEN, W-8BEN-E or other applicable form to the bank, broker or other intermediary through which you hold your notes establishing that you are a Non-U.S. Holder.

•

You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•

You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence, and you properly claim this exemption on an IRS Form W-8BEN, W-8BEN-E or other applicable form.

•

The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete an IRS Form W-8ECI. In addition, in this case, you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if you were a U.S. Holder and, if you are a corporate holder, you may be subject to a branch profits tax equal to 30% on your effectively connected earnings and profits, in each case except as otherwise provided by an applicable income tax treaty.

Sale, Exchange or other Disposition of the Notes

Subject to the discussion under “Information Reporting and Backup Withholding” below, you generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of your notes, unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain); in which case such gain would be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder (and a foreign corporation may also be subject to an additional 30% branch profits tax, or lower applicable treaty rate); or

•

you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist; in which case the gain would be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which may be offset by U.S.-source capital losses; provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

To the extent that any portion of the amount received on a sale, exchange or other disposition of your notes is attributable to unpaid interest on such notes, this amount will generally will be taxed in the same manner as described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

The Code and the Treasury Regulations generally require persons who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which generally require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, failed to comply with applicable certification requirements or has been repeatedly notified by the IRS that it has failed to report interest or dividends on its U.S. federal income tax returns.

Payments of interest to U.S. holders of notes and payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding, unless the U.S. holder (1) is an exempt recipient, or (2) in the case of backup withholding, provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If a sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business.

The applicable withholding agent must report annually to the IRS the interest paid to each non-U.S. holder and the amount of tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Tax Consequences to Non-U.S. Holders—Payments of Interest” above and “—Foreign Account Tax Compliance Act” below. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments made to non-U.S. holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder or non-U.S. holder with respect to the notes under the backup withholding rules generally will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and Treasury Regulations promulgated thereunder (“FATCA”) generally impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest income paid on a note, if paid to a foreign financial institution (whether as a beneficial owner or intermediary), unless such institution (i) enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department substantial information regarding its U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) satisfies the requirements of an intergovernmental agreement entered into by such institution’s country of residence and the United States, or (iii) qualifies for an exemption. These withholding requirements generally currently apply to payments of interest on the notes. Under proposed Treasury Regulations, this withholding tax will not apply to the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury Regulations states that taxpayers may rely on them pending their finalization. FATCA also generally imposes a withholding tax of 30% on interest income paid on a note to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners, a certification identifying the direct and indirect substantial U.S. owners of the entity and certain other specified requirements are met, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Prospective investors are urged to consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement, dated the date of this prospectus supplement (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal amount of 20 notes	Principal amount of 20 notes
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC

Total	$

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the notes if any are taken.

The Underwriters propose initially to offer part of the notes to the public at the public offering price set forth on the cover page hereof. In addition, the Underwriters propose initially to offer part of the 20     notes to certain dealers at prices that represent a concession not in excess of                 % of the principal amount of the 20     notes and part of the 20     notes to certain dealers at prices that represent a concession not in excess of                 % of the principal amount of the 20     notes. Any Underwriter may allow, and such dealers may re-allow, a concession not in excess of                 % of the principal amount of the 20     notes and                 % of the principal amount of the 20     notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the Underwriters. The offering of the notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing notes in this offering, if the Underwriters repurchase previously distributed notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us. An affiliate of J.P. Morgan Securities LLC, one of the Underwriters, is the administrative agent and a lender under our revolving credit facilities. Certain of the other Underwriters and their affiliates are also lenders under our revolving credit facilities. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments or those of Corteva, Inc. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each series of the notes is a new issue of securities with no established trading market. The Underwriters have advised the Company that the Underwriters intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Expenses associated with this offering, to be paid by the Company, are estimated to be $                million.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

The notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain misrepresentations, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The notes to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate. This selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than:

(i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

(ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

(iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

This prospectus supplement and accompanying prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

Cravath, Swaine & Moore LLP will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The audited financial statements of Corteva, Inc. (Successor) and of E.I. du Pont de Nemours and Company (Successor), except as they relate to the Dow Agricultural Sciences Business, and management’s assessments of the effectiveness of Corteva’s and EID’s internal control over financial reporting (which are included in each of Corteva’s and EID’s Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Corteva’s and EID’s Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the reports (each of which contains an explanatory paragraph relating to the effectiveness of Corteva’s and EID’s internal control over financial reporting as of December 31, 2019 due to the exclusion of certain elements of the internal control over financial reporting of the Dow Agricultural Sciences Business, a business transferred to EID through a merger of entities under common control during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Corteva, Inc. (Predecessor, formerly known as E.I. du Pont de Nemours and Company) and of E.I. du Pont de Nemours and Company (Predecessor) incorporated in this prospectus supplement by reference to Corteva’s and EID’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Dow Agricultural Sciences Business as of December 31, 2018 and 2017, and for the year ended December 31, 2018, and the four-month period ended December 31, 2017 (which are not included or incorporated by reference in this prospectus supplement), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein from the Annual Report on Form 10-K of Corteva, Inc. and E.I. du Pont de Nemours and Company for the year ended December 31, 2019. The audited financial statements of Corteva, Inc. and its subsidiaries (Successor) and E.I. du Pont de Nemours and Company and its subsidiaries (Successor), to the extent they relate to the Dow Agricultural Sciences Business, have been incorporated by reference in reliance on the report of Deloitte & Touche LLP given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Corteva, Inc. is a “successor issuer” to E. I. du Pont de Nemours and Company pursuant to Rule 15d-5 of the Exchange Act. In accordance with the Exchange Act, Corteva, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC, and such annual and quarterly reports are filed jointly with EID. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at www.sec.gov. Corteva, Inc. and EID have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement and the accompanying prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.investors.corteva.com. Information on or accessible through our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement, the accompanying prospectus or any related free writing prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

The SEC allows us to “incorporate by reference” the information that we and/or Corteva, Inc. file with the SEC. This permits us to disclose important information to you by referring you to those documents. Any information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus, and any such information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all documents we and/or Corteva, Inc. subsequently file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering of the notes:

•	Corteva, Inc.’s and EID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020 (the “Annual Report”);

•	Corteva, Inc.’s and EID’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020;

•	Corteva, Inc.’s Current Reports on Form 8-K, filed with the SEC on February 18, 2020, February 24, 2020 (Item 5.02 only), February 25, 2020 and April 30, 2020; and

•

the information included in the Definitive Proxy Statement for Corteva, Inc.’s 2020 Annual Stockholder Meeting, filed with the SEC on March 19, 2020, to the extent incorporated by reference into Part III of the Annual Report.

We will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement. Requests should be directed to:

E. I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Attention: Treasury

Telephone: (302) 485-3000

PROSPECTUS

Corteva, Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

(and guarantees thereof)

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

E.I. du Pont de Nemours and Company

Debt Securities

(and guarantees thereof)

Corteva, Inc. (“Corteva”) may offer, issue and sell, together or separately:

•	shares of its common stock;

•	shares of its preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of its preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	guarantees of any debt securities of its subsidiary, E.I. du Pont de Nemours and Company;

•	warrants to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	subscription rights to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	purchase contracts to purchase shares of its common stock, shares of its preferred stock or its debt securities;

•	purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities; and

•	any combination of the foregoing, securing the holder’s obligation to purchase its common stock or other securities under the purchase contracts.

E.I. du Pont de Nemours and Company (“EID”) may offer, issue and sell, together or separately:

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities; and

•	guarantees of any debt securities of its parent, Corteva, Inc.

Corteva or EID, as applicable, will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 4 before you make your investment decision.

Corteva and EID may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Corteva’s common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “CTVA.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2020

i

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-231871), filed by Corteva with the Securities and Exchange Commission (the “SEC”) on May 31, 2019 (the “Registration Statement”), is being filed (i) to add E.I. du Pont de Nemours and Company, a Corteva, Inc. subsidiary, as a co-registrant to the Registration Statement, so that it may offer, issue and sell debt securities and guarantees of the debt securities of Corteva, Inc. and (ii) to provide that Corteva, Inc. may offer, issue and sell guarantees of the debt securities of E.I. du Pont de Nemours and Company. The Registrant Statement on Form S-3 for E.I. du Pont de Nemours and Company (Registration No. 333-215864) expired on February  2, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement filed with the SEC using a “shelf” registration process. Under this process, Corteva and EID may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that Corteva and EID may offer. Each time Corteva or EID sell securities, such issuer will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of such issuer, together with the additional information described under the heading “Where You Can Find More Information.”

Neither Corteva nor EID has authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of Corteva or EID, as applicable. Corteva and EID take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither Corteva nor EID is making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Corteva, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires. “Corteva” and “EID” refer solely to Corteva, Inc. and E.I. du Pont de Nemours and Company, respectively.

WHERE YOU CAN FIND MORE INFORMATION

Corteva is a “successor issuer” to EID pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Corteva files annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act, and such annual and quarterly reports are filed jointly on combined reports with EID. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Corteva’s and EID’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020; and

•	Corteva’s Information Statement, filed as Exhibit 99.1 to the Form 10 of Corteva (solely to the extent incorporated by reference by Items 4, 5, 6, 7 and 9 thereof).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone the registrants at the following:

Corteva, Inc.

974 Centre Road

Wilmington, Delaware 19805

Attention: Investor Relations

(302) 485-3000

E.I. du Pont de Nemours and Company

974 Centre Road

Wilmington, Delaware 19805

Attention: Investor Relations

(302) 485-3000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference herein or therein contain or may contain certain estimates and forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about our strategy for growth, product development, regulatory approvals, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcomes of contingencies, such as litigation and environmental matters, expenditures, financial results and expected benefits from the separation of Corteva from DowDuPont, Inc. (“DowDuPont”) are forward-looking statements.

Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond our control. While the lists of risk factors presented in this prospectus, any accompanying prospectus supplement and any documents incorporated herein or therein by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our business, results of operations and financial condition.

Additionally, there may be other risks and uncertainties that we are unable to, as of the date of this prospectus, identify or that we do not, as of the date of this prospectus, expect to have a material impact on our business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and any documents incorporated herein or therein by reference. We disclaim and do not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law.

THE COMPANY

On June 1, 2019, Corteva became an independent, publicly traded company through the previously announced separation (the “Separation”) of the agriculture business of DowDuPont. The Separation was effectuated through a pro rata distribution of all of the then-issued and outstanding shares of common stock, par value $0.01 per share, of Corteva, which was then a wholly-owned subsidiary of DowDuPont, to holders of record of DowDuPont common stock as of the close of business on May 24, 2019. In connection with the Separation, DowDuPont, Inc. changed its name to DuPont de Nemours, Inc.

The Dow Chemical Company (“Heritage Dow”) and EID engaged in a series of internal reorganization and realignment steps to realign their businesses into three divisions: agriculture, materials science and specialty products. As a result of an internal reorganization on May 2, 2019, DowDuPont conveyed Heritage Dow’s agriculture business to EID, and, on May 31, 2019, EID was contributed to Corteva. As a result, Corteva owns

100% of the outstanding common stock of EID. Prior to March 31, 2019, Corteva had engaged in no business operations and had no assets or liabilities of any kind, other than those incident to its formation.

EID continues to be a reporting company and is deemed to be the predecessor to Corteva, with the historical results of EID to be deemed the historical results of Corteva for periods prior to and including May 31, 2019.

Shares of EID preferred stock, $3.50 Series and $4.50 Series, issued and outstanding immediately prior to the Separation remain issued and outstanding and were unaffected by the Separation.

Corteva combines the strengths of EID’s Pioneer and Crop Protection businesses and Dow AgroSciences (“DAS”) to create a leading global provider of seed and crop protection solutions focused on the agriculture industry. The Company is focused on advancing its science-based innovation, which aims to deliver a wide range of improved products and services to its customers. Through the merger of the EID and DAS innovations pipelines, we have one of the broadest and most productive new product pipelines in the agriculture industry. The Company intends to leverage its rich heritage of scientific achievement to advance its robust innovation pipeline and continue to shape the future of responsible agriculture. New products are crucial to solving farmers’ productivity challenges amid a growing global population while addressing natural resistance, regulatory changes, safety requirements and competitive dynamics. Our investment in technology-based and solution-based product offerings allows us to meet farmers’ evolving needs while ensuring that our investments generate sufficient returns. Meanwhile, through our unique routes to market, we continue to work face-to-face with farmers around the world to deeply understand their needs.

The Company’s broad portfolio of agriculture solutions fuels farmer productivity in approximately 140 countries. Total worldwide employment at December 31, 2019 was about 21,000 people.

The principal office of Corteva and EID is located at 974 Centre Road, Wilmington, Delaware 19805, and the telephone number of Corteva and EID is (302) 485-3000. Corteva maintains a website at www.corteva.com. The information on Corteva’s website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Additional information concerning us and our subsidiaries is included in the documents filed with the SEC and incorporated herein by reference. See the discussion under “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts, purchase units and guarantees that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered. As used in the following summary descriptions of the various securities that may be offered and sold from time to time, the terms “Corteva,” “we,” “our” and “us” refer to Corteva, Inc., a Delaware corporation, and do not, unless otherwise specified, include EID or our other subsidiaries.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 1,666,666,667 shares of common stock, par value $0.01 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

As of February 7, 2020, 749,403,000 shares of Corteva’s common stock, $0.01 par value, were outstanding.

Common Stock

Except as otherwise provided for by resolution or resolutions of our board of directors with respect to the issuance of any series of preferred stock or by the DGCL, the holders of outstanding shares of our common stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of our common stock are entitled to vote, each outstanding share of such common stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of our common stock have equal rights of participation in the dividends and other distributions in cash, stock or property of Corteva when, as and if declare thereon by our board of directors from time to time out of assets or funds of Corteva legally available therefor and have equal rights to receive the assets and funds of Corteva available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of Corteva, whether voluntary or involuntary.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, the shares of such series will have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue of such series, adopted by our board of directors. The authority of our board of directors with respect to such series includes, but is not limited to, the determination or fixing of the following:

•	the designation of the series;

•

the number of shares within the series, which number the board of directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•

the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of Corteva, and whether such dividends will be cumulative or non-cumulative;

•

whether the shares of such series will be subject to redemption by Corteva, in whole or in part, at the option of Corteva or of the holders thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of Corteva or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of shares of such series will be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, Corteva.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Charter and Bylaw Provisions; Takeover Statutes

A number of provisions in our certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of Corteva or remove our management.

Structure of Board

Our board of directors is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. Our board of directors, in accordance with our bylaws, will consist of between 6 and 16 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire board. Furthermore, subject to the provisions of our certificate of incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on our board of directors by allowing our board of directors to enlarge and fill the new directorships with our board of director’s own nominees.

Removal of Directors

In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board of directors or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.

Advance Notice of Proposals and Nominations

Our bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of Corteva not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date we first mailed our proxy materials for the preceding year’s annual meeting. Our bylaws also specify the form and content of a stockholder’s notice.

Limits on Special Meetings

Our bylaws provide that special meetings of stockholders may be called by order of our board of directors or by written request of stockholders holding together at least 25% of all the shares of Corteva entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.

Amendment of the Bylaws

Our board of directors is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, prior to the person becoming an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. We did not opt out of the protections of Section 203 of the DGCL. As a result, the statute applies to Corteva.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Corteva, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Corteva director, officer or other employee to Corteva or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that we are entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum. These provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act or the respective rules and regulations promulgated thereunder.

Listing

Our common stock is listed on NYSE under the symbol “CTVA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Corteva and EID may each individually offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. The debt securities will be unsecured, unless otherwise stated in the applicable prospectus supplement, and will be the sole obligation of the respective issuer. The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, (i) Corteva debt securities will be issued in one or more series under an indenture to be entered into between Corteva and U.S. Bank National Association, as trustee, or such other trustee named therein, and (ii) EID debt securities will be issued in one or more series under an indenture to be entered into between EID and U.S. Bank National Association, as trustee, or such other trustee named therein. A form of each indenture is attached as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the applicable indenture in their entirety before investing in the debt securities of either Corteva or EID.

The aggregate principal amount of debt securities that may be issued under either indenture is unlimited. The prospectus supplement relating to any series of debt securities that Corteva or EID may offer will contain the specific terms of such debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	any limitations on recourse to subsidiaries of the issuer;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the issuer may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	the issuer’s obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the applicable indenture both with and without the consent of holders of debt securities issued under such indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the applicable indenture with respect to such series of debt securities).

General

Each of Corteva and EID may sell debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless otherwise stated in the applicable prospectus supplement, Corteva or EID, as applicable, may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

The accompanying prospectus supplement will describe any other special considerations for any debt securities that Corteva or EID sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to the series of debt securities will be described in an accompanying prospectus supplement.

Corteva and EID expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees of Debt Securities

The applicable prospectus supplement will describe whether EID will guarantee the debt securities of Corteva offered thereby or whether Corteva will guarantee the debt securities of EID offered thereby, as applicable.

Unless otherwise so stated, no guarantees will be provided. If a guarantee is provided, the guarantor will guarantee, fully and unconditionally unless otherwise provided in the applicable prospectus supplement, the payment of the principal, premium, if any, and interest on the debt securities as they become due, whether at maturity, by declaration of acceleration, call for redemption or otherwise. The terms of the guarantees of any debt securities, including the circumstances in which the guarantee may be released, will be described in an applicable prospectus supplement.

Global Securities

Unless otherwise provided in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

Each indenture (including any guarantees) and the related debt securities shall be construed in accordance with, and governed by, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

Corteva, EID and the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, Corteva or EID may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from Corteva or EID, as applicable, or others to settle such sales and may use securities received from Corteva or EID, as applicable, to close out any related short positions. Corteva or EID may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, will be described in an accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Cravath, Swaine & Moore LLP will provide opinions regarding the authorization and validity of the securities. Cravath, Swaine & Moore LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The audited financial statements of Corteva, Inc. (Successor) and of E.I. du Pont de Nemours and Company (Successor), except as they relate to the Dow Agricultural Sciences Business, and management’s assessments of the effectiveness of Corteva’s and EID’s internal control over financial reporting (which are included in each of Corteva’s and EID’s Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Corteva’s and EID’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the reports (each of which contains an explanatory paragraph relating to the effectiveness of Corteva’s and EID’s internal control over financial reporting as of December 31, 2019 due to the exclusion of certain elements of the internal control over financial reporting of the Dow Agricultural Sciences Business, a business transferred to EID through a merger of entities under common control during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Corteva, Inc. (Predecessor, formerly known as E.I. du Pont de Nemours and Company) and of E.I. du Pont de Nemours and Company (Predecessor) incorporated in this Prospectus by reference to Corteva’s and EID’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the Dow Agricultural Sciences Business (the “Dow Agricultural Business”) as of December 31, 2018 and 2017, and for the year ended December 31, 2018, and the four month period ended December 31, 2017 (which are not included or incorporated by reference in this prospectus), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein from the Annual Report on Form 10-K of Corteva, Inc. and E.I. du Pont de Nemours and Company for the year ended December 31, 2019. The audited financial statements of Corteva, Inc. and its subsidiaries (Successor) and E.I. du Pont de Nemours and Company and its subsidiaries (Successor), to the extent they relate to the Dow Agricultural Business, have been incorporated by reference in reliance on the report of Deloitte & Touche LLP given upon the authority of said firm as experts in auditing and accounting.

$

$                % Senior Notes due 20

$                % Senior Notes due 20

P R E L I M I N A R Y    P R O S P E C T U S    S U P P L E M E N T

Joint Book-Running Managers

Credit Suisse

J.P. Morgan

Goldman Sachs & Co. LLC

                         , 2020